Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03 February 21, 2013

Callable Yield Notes (CYNs)

Callable Yield Notes offer interest payments, plus a contingent buffer.

Financial Products
Structured Products

Potential Upside

The securities entitle an investor to receive periodic interest payments, subject to early redemption. The investor will be entitled to receive its principal back, subject to the credit of the Issuer if:

■ The security is redeemed early by the Issuer; or
■ If held to maturity, the final level of the lowest performing underlying is greater than its initial level or a Knock-In Event has not occurred.

Potential Downside

■ If a Knock-In Event occurs, an investor will be fully exposed to the depreciation of the lowest performing underlying.
■ No participation in the potential appreciation of any underlying.
■ If the securities are called by the Issuer prior to maturity, the investor will lose the right to accrue and be paid interest for the remainder of the term of the securities.

Summary of Selected Product Risks

■	Investment may result in a loss of up to 100% of principal if a Knock-In Event occurs and the final level of the lowest performing underlying is less than its initial level.

■	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

■	The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption.

■	The amount payable at maturity will be less than the principal amount even if only one underlying causes a Knock-In Event and the final level of only one underlying is less than its initial level.

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If a Knock-In Event occurs and the final level of the lowest performing underlying is less than its initial level, the amount payable at maturity will be based on the return of the lowest performing underlying.

■	The securities are subject to potential early redemption, which may limit an investor’s ability to accrue interest over the full term of the securities.

■	The securities are fully exposed to the risk of fluctuations in the levels of each underlying.

■	Certain built-in costs such as concessions and hedging may affect the value of the securities prior to maturity.

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The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but it is not required to do so. The price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities.

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Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades in the Issuer’s credit ratings, may be a contributing factor.

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Credit Suisse and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, and may have economic interests adverse to yours.

Disclaimer
The risks set forth in the section entitled “Summary of Selected Product Risks” herein are only intended as a summary of the risks relating to an investment in the securities. Prior to investing in any securities you should, in particular, review the “Selected Risk Considerations” section in the applicable pricing supplement and the “Risk Factors” section in the product supplement which set forth risks related to an investment in the securities.

IRS Circular 230 Disclosure: Credit Suisse AG and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

This document is not directed to, or intended for distribution to or use by, any person or entity who is a citizen or resident of or located in any locality, state, country or other jurisdiction outside the United States where such distribution, publication, availability or use would be contrary to law or regulation or which would subject Credit Suisse AG or its subsidiaries or affiliates to any registration or licensing requirement within such jurisdiction.

Investment suitability must be determined individually for each investor, and the securities described herein may not be suitable for all investors. The securities described herein should generally be held to maturity as sales prior to maturity may result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

Credit Suisse AG has filed a registration statement (including any applicable underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities through Credit Suisse AG, Nassau Branch. Before you invest, you should read all of the applicable offering documents, including the relevant pricing supplement, underlying supplement, if applicable, product supplement, as applicable, the Prospectus Supplement and Prospectus, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in any securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse AG, any agent or any dealer participating in an offering will arrange to send you the applicable pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.
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